                                                                    Exhibit 12.1


                          ALPHAMA INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except for ratio data)


                                                                                                               Three Months ended
                                                                  Year ended December 31,                           March 31,
                                          -----------------------------------------------------------------  -----------------------
                                             1999         2000          2001(1)       2002(1)       2003       2004(1)        2003
                                          ---------     ---------     ---------      ---------    ---------  ----------    ---------
Income(loss) before provision for
  income taxes .........................  $  45,654     $  76,028     $ (37,136)     $(156,282)   $  19,251  $  (4,304)    $  10,662

Add:

   Portion of rents representative of
     the interest factor ...............      2,276         3,055         3,343          4,189        4,689        867         1,092

   Interest on indebtedness ............     39,174        45,183        45,467         71,496       59,667     13,741        15,670

   Amortization of debt expense ........      1,643         2,070         6,022          4,727        3,941        754         1,292

   Amortization of interest
     capitalized .......................        457           455           450            335           23          6             6
                                          ---------     ---------     ---------      ---------    ---------  ---------     ---------


     INCOME (LOSS) AS ADJUSTED .........  $  89,204     $ 126,146     $  18,146      $ (75,535)   $  87,571  $  11,064     $  28,722
                                          ---------     ---------     ---------      ---------    ---------  ---------     ---------
FIXED CHARGES

   Interest on indebtedness (a) ........  $  39,174     $  45,183     $  45,467      $  71,496    $  59,667  $  13,741     $  15,670

   Interest capitalized (b) ............        325         1,265         2,232          1,904          167         42           589

   Amortization of debt expense (c) ....      1,643         2,070         6,022          4,727        3,941        754         1,292

   Rent expense ........................      6,827         9,164        10,029         12,567       14,068      2,602         3,275

   Portion of rents representative of
   the interest factor (d) .............      2,276         3,055         3,343          4,189        4,689        867         1,092
                                          ---------     ---------     ---------      ---------    ---------  ---------     ---------
     Fixed charges (a+b+c+d)
                                          $  43,418     $  51,573     $  57,064      $  82,316    $  68,464  $  15,404     $  18,643

RATIO OF EARNINGS TO FIXED CHARGES .....       2.05          2.46          0.32          -0.92         1.28       0.72          1.54
                                          ---------     ---------     ---------      ---------    ---------  ---------     ---------



(1) Earnings in 2001, 2002 and for the three months ended March 31, 2004 were not sufficient to cover fixed charges. The deficiency of earnings was $38,918 in 2001, $157,851 in 2002 and $4,340 for the three months ended
    March 31, 2004.





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